GrandSouth Bancorporation reports third quarter 2022 results

GREENVILLE, SC, October 17, 2022

GrandSouth Bancorporation (GRRB:OTCQX) (the “Company” or “GrandSouth”), the holding company for GrandSouth Bank announced today that net income for the third quarter of 2022 was $4.4 million.

The Board of Directors declared a quarterly cash dividend of $0.13 per common share ($0.1365 per Series A preferred share) payable on November 18, 2022 to shareholders of record on November 4, 2022.

Third Quarter 2022 Highlights – For and during the quarter ended September 30, 2022:

•	Net Income was $4.4 million, an increase of $0.6 million, or 15.26%, from the same quarter in 2021.
•	Basic and diluted earnings per share were $0.80 and $0.77, respectively.
•	The annualized returns on average assets and average equity were 1.38% and 17.69%, respectively.
•	Total assets remained flat at $1.3 billion.
•	Gross loans increased by $42.2 million, or an annualized rate of 17.59%, to $995.1 million.
•	Total deposits decreased $1.1 million, or an annualized rate of 0.39%, to $1.1 billion.
•	Cost of funds increased by 18 basis points, or 40.00%, from the same quarter in 2021.
•	0.01% of Core Bank loans (gross loans excluding specialty floor plan loans) were 30 days past due as of September 30, 2022. The annualized net charge off ratio for the quarter was 0.24%.
•	The efficiency ratio was 55.12%, down from 64.38% in the prior quarter and 58.81% in the same quarter in 2021.

JB Schwiers, the Company’s President, said, “We are proud to report to you our results for the third quarter of 2022. Our net income of $4.4 million is a 15% improvement from the third quarter of 2021. We continue to focus on the quickly changing economic environment we all find ourselves in this year, and believe the Company is well positioned to continue our favorable financial performance. The net interest margin has expanded to 4.75% for the third quarter of 2022 when compared to 4.44% for the third quarter of 2021. Thirty-two percent of the loan balances are variable rate loans and seventy-eight percent of the fixed rate portfolio matures prior to September 30, 2027. Our credit quality remains strong with non-performing assets at 0.11% and a year-to-date annualized net charge off loss of 0.09%. The core bank carried two loans for $54 thousand past due over 30 days on a total loan portfolio that exceeds $995 million.

We began this mission with a commitment to building the best credit, service, and sales culture in SC. This commitment also included a goal to recruit and hire the best banking talent we could find in each market. This combination has delivered quality growth and outstanding profits. I am especially proud of what our team has produced over the last five years. We have grown total assets 101%, or $629 million, since September 30, 2017 to $1.3 billion as of September 30, 2022. This represents a 15% compound annual growth rate over this five-year period. During this time, we have been able to decrease our nonperforming assets from 1.30% to 0.11%. We have continued to focus on improving our efficiency and net income results with returns on average assets in excess of 1.30% for the full year of 2021 and year to date through September 30, 2022. Our efficiency ratios were 59.18% and 57.99% for the years to date through September 30, 2022 and December 31, 2021, respectively. We believe these results are excellent and are representative of the hard work and commitment of our incredible team.

As previously announced on June 21st, 2022, GrandSouth has agreed to a proposed merger with First Bancorp that is expected to close during the first quarter of 2023. We are excited about the prospect of joining the First Bancorp team.”

Specialty Floor Plan Loans

Specialty floor plan loans finished the quarter ended September 30, 2022 at $111.8 million, up from $107.7 million at June 30, 2022 and up from $98.3 million at December 31, 2021. The average balance of such loans outstanding for the quarters ending September 30, 2022 and 2021 were $110.0 million and $92.1 million, respectively. The 2020 pandemic-related negative trends have reversed and average outstanding balances increased by 19.43% in the third quarter of 2022 when compared to the third quarter of 2021. The losses from specialty floor plan loan defaults resulted in a 2.07% annualized net charge off rate in the third quarter of 2022, up from a 0.25% annualized net charge off rate for the second quarter of 2022 and a 0.20% annualized net recovery rate in the third quarter of 2021. However, the rate for the third quarter of 2022 is consistent with the average historical annualized net charge off rate of 2.53% for the twenty quarters before the COVID-19 pandemic.

Net Interest Income

Net interest income was $14.7 million for the quarter ended September 30, 2022, up $1.9 million, or 15.01%, from the same period in 2021. For the nine months ended September 30, 2022, net interest income increased $4.2 million, or 11.25%, to $41.1 million from $37.0 million during the same period in 2021. These increases were primarily driven by increases in interest and fees on loans and investments, partially offset by increases in deposit interest expense.

Noninterest Income

Noninterest income was $0.7 million for the third quarter of 2022, an increase of less than $0.1 million, or 1.82%, from the third quarter of 2021. This change was primarily driven by an increase in service charges on deposit accounts partially offset by a decrease in other noninterest income. Year to date through September 30, 2022, noninterest income decreased $0.1 million, or 3.40%, from in the same period in 2021. These changes were primarily driven by a decrease in other noninterest income partially offset by an increase in service charges on deposit accounts.

Noninterest Expense

Noninterest expense increased $0.6 million, or 7.18%, in the third quarter of 2022 when compared to the same period in 2021. For the year to date through September 30, 2022, noninterest expense increased $2.5 million, or 10.92%, over the same period in 2021. The increases were primarily attributable to increases in compensation and employee benefits expenses, merger expenses and other noninterest expenses, partially offset by decreases in professional and advisory fees. Merger expenses relate to the Company’s pending merger with First Bancorp.

Loan Portfolio

The Company’s gross loan portfolio increased $42.2 million, or an annualized rate of 17.59%, during the third quarter of 2022 and $61.6 million, or an annualized rate of 8.82%, for the year to date through September 30, 2022. Specialty floor plan loans increased by $4.1 million, or an annualized rate of 15.16% for the quarter and increased $13.5 million, or an annual rate of 18.37%, for the year to date through September 30, 2022. Core Bank loans grew by $38.1 million, or an annual rate of 17.90%, and $48.7 million, or an annual rate of 7.81%, during the same periods, respectively.

Following our sale of $24.6 million of the purchased student loans during the fourth quarter of 2021, as of December 31, 2021, our balance of purchased student loans was $0.7 million, which decreased to zero as of June 30, 2022.

The composition of the loan portfolio consisted of the following on September 30, 2022, June 30, 2022 and December 31, 2021:

	September 30,	June 30,	December 31,
	2022	2022	2021
	(Dollars in thousands)
Commercial, financial and agricultural	$144,612	$143,549	$135,438
Specialty floor plan loans	111,833	107,718	98,324
Commercial PPP loans	—	—	1,274
Real estate - construction, land development and other	121,922	118,272	114,100
Real estate – mortgage	610,069	576,875	577,083
Purchased student loans	—	—	651
Installment loans to individuals	6,625	6,399	6,605
Loans, gross	995,061	952,813	933,475
Allowance for loan losses	(14,579)	(14,100)	(13,723)
Loans, net	$980,482	$938,713	$919,752

Loan Loss Provision and Asset Quality

For the quarter ended September 30, 2022, the provision for loan losses was $1.1 million, an increase of $0.6 million, or 114.57%, from the same quarter a year ago. Year to date through September 30, 2022, the provision for loan losses was $1.5 million, an increase of $0.4 million, or 42.30%, over the same period a year ago. Net charge offs for the third quarter of 2022 were $0.6 million compared to less than $0.1 million for the same period in 2021. Net charge offs for the year to date through September 30, 2022 were $0.6 million compared to net recoveries of $0.1 million during the same period in 2021.

The allowance for loan losses as a percentage of total gross loans was 1.47% at September 30, 2022, down from 1.48% at June 30, 2022 and consistent with 1.47% at December 31, 2021. The Company’s management believes the allowance is adequate to absorb losses that are inherent in the loan portfolio as of September 30, 2022, and management will continue to closely monitor credit quality and activity.

Other real estate owned was $0.7 million at September 30, 2022, down from $0.8 million at June 30, 2022 and December 31, 2021. Nonaccrual loans increased to $0.7 million at September 30, 2022 from $0.3 million at June 30, 2022 and decreased from $1.3 million at December 31, 2021.

Securities Portfolio

Investment securities available-for-sale were $108.3 million at September 30, 2022, down $7.9 million, or 6.78%, from $116.1 million at June 30, 2022 and down $3.7 million, or 3.31%, from $112.0 million at December 31, 2021.

Investment securities held to maturity, were $6.0 million at September 30, 2022, a balance consistent with that at June 30, 2022 and up from zero at December 31, 2021.

Securities in the investment portfolio as of September 30, 2022 were as follows:

•	asset backed securities totaling $2.1 million;
•	residential government-sponsored mortgage-backed securities totaling $25.6 million;
•	collateralized mortgage obligations totaling $21.8 million;
•	taxable municipal bonds totaling $10.0 million;
•	nontaxable municipal bonds totaling $10.2 million;
•	corporate debt securities totaling $13.4 million; and
•	treasury securities totaling $31.2 million.

Deposits

Total deposits decreased $1.1 million, or an annual rate of 0.39%, during the third quarter of 2022 and increased $51.0 million, or an annual rate of 6.43%, for the year to date through September 30, 2022 to $1.1 billion at quarter end. Noninterest bearing deposits increased $17.7 million, or an annual rate of 23.30%, during the quarter and $38.5 million, or an annual rate of 18.35%, for the year to date through September 30, 2022. During the quarter and year to date through September 30, 2022, combined demand deposit, money market, and savings accounts grew, respectively, by $8.8 million, or an annual rate of 3.77%, and $86.1 million, or an annualized rate of 13.54% to $936.2 million, respectively. This growth offset the decrease during the same periods in certificate of deposit, IRAs and CDARS of $9.9 million, or an annual rate of 21.40%, and $35.1 million, or an annual rate of 22.47%, respectively, to $173.8 million.

Borrowings

As of September 30, 2022, the Company had $5.0 million of Federal Home Loan Bank advances and $36.0 million of junior subordinated notes outstanding.

Shareholders’ Equity

Shareholders’ equity was $96.5 million at September 30, 2022, an increase of $0.4 million, or 0.39%, for the quarter and a decrease of $0.9 million, or 0.93%, for the year to date through September 30, 2022. The balance was increased by the normal retention of earnings and exercise of stock options. Offsetting the increase were declines in the fair value of investments due to rising interest rates.

Tier 1 Risk Based Capital Ratios were 10.62% and 12.62% for the Company and the Bank, respectively, at September 30, 2022.

About GrandSouth Bancorporation

GrandSouth Bancorporation is a bank holding company with assets of $1.3 billion at September 30, 2022. GrandSouth Bank provides a range of financial services to individuals and small and medium sized businesses. GrandSouth Bank has eight branches in South Carolina, located in Greenville, Fountain Inn, Anderson, Greer, Columbia, Orangeburg and Charleston.

Press contact: JB Schwiers 864-770-1000

Website: www.grandsouth.com

Non-GAAP Measures

This press release includes financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). This financial information includes certain operating performance measures. Such measures include: “Tangible book value per common share, outstanding,” “Tangible book value per share, adjusted for the conversion of Series A preferred stock,” “Tangible book value, adjusted for the conversion of Series A preferred stock,” and “Common tangible book value.”

Management has included these non-GAAP measures because it believes these measures may provide useful supplemental information for evaluating the Company’s underlying performance trends. Further, management uses these measures in managing and evaluating the Company’s business and intends to refer to them in discussions about our operations and performance. Operating performance measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP, and are not necessarily comparable to non-GAAP measures that may be presented by other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of the Company, including statements related to the expected timing of the closing of the proposed merger with First Bancorp. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “future,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties beyond the Company’s control and may not be realized due to a variety of factors. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations may be different than expected; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the Company; (6) changes in interest rates, which may affect the Company’s net income, interest expense, prepayment penalty income, and other future cash flows, or the market value of the Company’s assets, including its investment securities; (7) changes in accounting principles, policies, practices, or guidelines; (8) that the proposed merger may not be timely completed, if at all; (9) that prior to completion of the merger or thereafter, the parties’ respective businesses may not perform as expected due to transaction-related uncertainties or other factors; (10) that the parties are unable to implement successful integration strategies; (11) that the required regulatory, shareholder, or other closing conditions are not satisfied in a timely manner, or at all; (12) reputational risks and the reaction of the parties’ customers to the proposed merger; (13) diversion of management time to merger-related issues; and (14) deposit attrition, operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by the Company with the SEC and available at the SEC’s internet site (https://www.sec.gov). You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by the Company to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Additional Information and Where to Find It

With respect to the proposed merger of the Company and First Bancorp, this communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the merger, First Bancorp has filed with the SEC a registration statement on Form S-4 that includes a proxy statement/prospectus for the Company’s shareholders. The Company and First Bancorp also plan to file other documents with the SEC regarding the merger. The Company has mailed the final proxy statement/prospectus to its shareholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE ENTIRE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The proxy statement/prospectus, as well as other filings containing information about the Company and First Bancorp, are available without charge, at the SEC’s website (http://www.sec.gov). Copies of the proxy statement/prospectus and other documents filed with the SEC in connection with the merger can also be obtained, without charge, from the Company’s website (https://www.grandsouth.com/) and First Bancorp’s website (http://www.localfirstbank.com).

Participants in the Merger Solicitation

The Company and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in respect of the merger. Information regarding the directors and executive officers of the Company and other persons who may be deemed participants in the solicitation of the Company’s shareholders in connection with the merger are included in the proxy statement/prospectus for the Company’s special meeting of shareholders, which has been filed by First Bancorp with the SEC. Information about the Company’s directors and executive officers can also be found in the Company’s definitive proxy statement in connection with its 2022 annual meeting of shareholders, as filed with the SEC on April 11, 2022, and other documents subsequently filed by the Company with the SEC. Additional information regarding the interests of such participants is included in the proxy statement/prospectus and other relevant documents regarding the merger filed with the SEC.

GrandSouth Bancorporation and Subsidiary

Greenville, SC

Condensed Consolidated Balance Sheets

	(Unaudited)	(Unaudited)	(Audited)
	September 30,	June 30,	December 31,
	2022	2022	2021
	(Dollars in thousands)
Assets
Cash and due from banks	$2,559	$5,036	$2,522
Interest-earning deposits	102,986	136,041	120,602
Federal funds sold	2,670	1,859	977
Cash and cash equivalents	108,215	142,936	124,101
Investments - available for sale	108,261	116,137	111,962
Investments - held to maturity	5,991	5,990	—
Other investments, at cost	1,911	2,626	2,984
Loans receivable, net of deferred fees and costs	995,061	952,813	933,475
Allowance for loan losses	(14,579)	(14,100)	(13,723)
Loans, net of allowance for loan losses	980,482	938,713	919,752
Premises and equipment, net	17,614	17,655	17,783
Other real estate owned	732	842	842
Accrued interest receivable	5,335	4,746	4,808
Bank owned life insurance	15,014	14,935	14,778
Net deferred tax asset	6,381	5,342	2,968
Goodwill	737	737	737
Other assets	3,294	3,373	3,007
Total assets	$1,253,967	$1,254,032	$1,203,722

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$319,193	$301,487	$280,665
Interest-bearing	790,814	809,614	778,376
Total deposits	1,110,007	1,111,101	1,059,041
Federal Home Loan Bank advances	5,000	5,000	5,000
Junior subordinated notes	35,955	35,924	35,864
Accrued interest payable	653	254	383
Accrued expenses and other liabilities	5,855	5,632	6,029
Total liabilities	1,157,470	1,157,911	1,106,317

Shareholders’ equity
Preferred stock - Series A - no par value	—	—	—
Common stock - no par value	—	—	—
Additional paid in capital	45,825	45,424	44,570
Retained earnings	61,727	58,026	51,649
Accumulated other comprehensive income (loss)	(11,055)	(7,329)	1,186
Total shareholders’ equity	96,497	96,121	97,405
Total liabilities and shareholders’ equity	$1,253,967	$1,254,032	$1,203,722

NOTE: Certain amounts in the prior year’s financial statements may have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on results of operations or financial condition as previously reported.

GrandSouth Bancorporation and Subsidiary

Greenville, SC

Condensed Consolidated Statements of Income (Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021
	(Dollars in thousands)
Interest income	$16,548	$14,010	$45,317	$40,930
Interest expense	1,842	1,223	4,181	3,955
Net interest income	14,706	12,787	41,136	36,975
Provision for loan losses	1,060	494	1,487	1,045
Net interest income after provision for loan losses	13,646	12,293	39,649	35,930
Noninterest income
Service charges on deposit accounts	380	320	1,082	910
Loss on sale of investment securities available for sale	(27)	—	(27)	—
Bank owned life insurance	80	84	237	261
Net gain on sale of premises and equipment	30	6	65	90
Other	207	248	576	740
Total noninterest income	670	658	1,933	2,001
Noninterest expenses
Compensation and employee benefits	5,771	5,367	16,986	15,428
Net occupancy	574	584	1,730	1,732
Net cost of operation of other real estate owned	1	11	38	140
Data processing	579	509	1,593	1,536
Merger expenses	143	—	1,039	—
Other expenses	1,407	1,436	4,101	4,141
Total noninterest expenses	8,475	7,907	25,487	22,977
Income before income taxes	5,841	5,044	16,095	14,954
Income tax provision	1,422	1,210	3,875	3,563
Net income	4,419	3,834	12,220	11,391
Deductions for amounts not available to common shareholders:
Dividends declared or accumulated on preferred stock	(39)	(30)	(116)	(90)
Net income available to common shareholders	$4,380	$3,804	$12,104	$11,301

Per common share
Earnings per common share, basic	$0.80	$0.71	$2.22	$2.09
Earnings per common share, diluted	$0.77	$0.68	$2.14	$2.04

NOTE: Certain amounts in the prior year’s financial statements may have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on results of operations or financial condition as previously reported.

GrandSouth Bancorporation and Subsidiary

Greenville, SC

Net Interest Margin Analysis (Unaudited)

	For the three months ended
	September 30, 2022			September 30, 2021
	Average		Average	Average		Average
	balance	Interest	Yield	balance	Interest	Yield
	(Dollars in thousands)
Interest earning assets
Investments
Certificates of deposit	901	6	2.70%	2,175	10	1.89%
US agency securities and treasuries	31,986	139	1.73%	7,547	24	1.29%
Mortgage backed securities	27,602	129	1.86%	40,873	83	0.81%
CMO and asset backed securities	24,935	131	2.10%	53,049	143	1.07%
Municipals (a)	22,389	158	2.90%	20,884	135	2.59%
Corporate debt security	14,352	157	4.38%	8,264	92	4.47%
Federal Home Loan Bank stock	789	11	5.80%	1,225	13	4.08%
Other investments	862	1	0.64%	747	1	0.80%
Subtotal, investments	123,816	732	2.38%	134,764	501	1.49%
Cash equivalents
Due from banks and fed funds sold	130,887	654	1.98%	81,085	26	0.13%
Subtotal, cash equivalents	130,887	654	1.98%	81,085	26	0.13%
Total investments and cash equivalents	254,703	1,386	2.18%	215,849	527	0.98%
Loans
Consumer single pay, installment, revolving term and line of credit loans	6,361	55	3.44%	6,945	61	3.50%
Consumer FFELP student loans	—	—	0.00%	26,452	299	4.48%
Consumer residential and equity loans	73,704	812	4.37%	71,569	711	3.94%
Commercial single pay, installment and revolving term loans	130,189	1,502	4.58%	114,246	1,216	4.22%
Commercial real estate loans	653,473	7,509	4.56%	606,745	6,192	4.05%
Commercial specialty floor plan loans	110,010	5,291	19.08%	92,110	4,754	20.48%
Commercial SBA loans	490	6	5.19%	9,861	269	10.82%
Total loans	974,227	15,175	6.18%	927,928	13,502	5.77%
Total interest earning assets	1,228,930	16,561	5.35%	1,143,777	14,029	4.87%
Interest bearing funds
Interest-bearing deposits
Interest-bearing transaction accounts	60,057	28	0.18%	68,525	45	0.26%
Money market accounts	554,991	1,185	0.85%	453,974	487	0.43%
Regular savings accounts	17,631	4	0.10%	13,437	3	0.10%
Certificates of deposit, IRAs and CDARS	176,577	144	0.32%	234,642	221	0.37%
Total interest bearing deposits	809,256	1,361	0.67%	770,578	756	0.39%
Other interest bearing liabilities
Other borrowings	5,000	5	0.41%	16,000	36	0.89%
Junior subordinated debentures	35,936	476	5.26%	35,816	431	4.78%
Total other interest bearing liabilities	40,936	481	4.67%	51,816	467	3.58%
Total interest bearing funds	850,192	1,842	0.86%	822,394	1,223	0.59%
Tax-equivalent net interest rate spread			4.49%			4.28%
Non-interest bearing funds
Demand deposit accounts	312,123			260,396
Total funds and cost of funds	1,162,315	1,842	0.63%	1,082,790	1,223	0.45%
Tax-equivalent net interest rate spread on funds			4.72%			4.42%
Tax-equivalent net interest margin		14,719	4.75%		12,806	4.44%

(a)	Tax exempt investments are calculated giving effect to a 21% federal tax rate.

NOTE: Certain amounts in the prior year’s financial statements may have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on results of operations or financial condition as previously reported.

GrandSouth Bancorporation and Subsidiary

Greenville, SC

Net Interest Margin Analysis (Unaudited)

	For the nine months ended
	September 30, 2022			September 30, 2021
	Average		Average	Average		Average
	balance	Interest	Yield	balance	Interest	Yield
	(Dollars in thousands)
Interest earning assets
Investments
Certificates of deposit	1,090	15	1.90%	3,056	46	2.03%
US agency securities and treasuries	26,814	323	1.60%	4,610	44	128.00%
Mortgage backed securities	29,553	335	1.51%	38,300	219	0.76%
CMO and asset backed securities	26,803	290	1.44%	55,309	385	0.93%
Municipals (a)	23,909	491	2.74%	20,810	408	2.61%
Corporate debt security	14,537	453	4.16%	6,217	224	4.81%
Federal Home Loan Bank stock	771	29	4.95%	1,315	38	3.88%
Other investments	826	4	0.66%	747	4	0.67%
Subtotal, investments	124,303	1,940	2.08%	130,364	1,368	1.40%
Cash equivalents
Due from banks and fed funds sold	133,897	911	0.91%	71,678	69	0.13%
Subtotal, cash equivalents	133,897	911	0.91%	71,678	69	0.13%
Total investments and cash equivalents	258,200	2,851	1.47%	202,042	1,437	0.95%
Loans
Consumer single pay, installment, revolving term and line of credit loans	6,313	165	3.50%	6,871	177	3.45%
Consumer FFELP student loans	214	(8)	-5.08%	27,176	901	4.43%
Consumer residential and equity loans	72,816	2,231	4.10%	69,056	2,135	4.13%
Commercial single pay, installment and revolving term loans	126,084	4,003	4.24%	116,894	3,680	4.21%
Commercial real estate loans	635,554	20,262	4.26%	585,452	17,809	4.07%
Commercial specialty floor plan loans	108,988	15,802	19.38%	87,504	13,879	21.21%
Commercial SBA loans	696	66	12.71%	14,728	968	8.79%
Total loans	950,665	42,521	5.98%	907,681	39,549	5.83%
Total interest earning assets	1,208,865	45,372	5.02%	1,109,723	40,986	4.94%
Interest bearing funds
Interest-bearing deposits
Interest-bearing transaction accounts	57,162	78	0.18%	66,654	130	0.26%
Money market accounts	540,039	2,271	0.56%	427,296	1,401	0.44%
Regular savings accounts	16,966	13	0.10%	12,301	9	0.10%
Certificates of deposit, IRAs and CDARS	190,608	444	0.31%	252,665	1,012	0.54%
Total interest bearing deposits	804,775	2,806	0.47%	758,916	2,552	0.45%
Other interest bearing liabilities
Other borrowings	5,000	15	0.41%	16,135	107	0.89%
Junior subordinated debentures	35,907	1,360	5.06%	35,787	1,296	4.84%
Total other interest bearing liabilities	40,907	1,375	4.49%	51,922	1,403	3.61%
Total interest bearing funds	845,682	4,181	0.66%	810,838	3,955	0.65%
Tax-equivalent net interest rate spread			4.36%			4.29%
Non-interest bearing funds
Demand deposit accounts	295,465			241,491
Total funds and cost of funds	1,141,147	4,181	0.49%	1,052,329	3,955	0.50%
Tax-equivalent net interest rate spread on funds			4.53%			4.44%
Tax-equivalent net interest margin		41,191	4.56%		37,031	4.46%

(a)	Tax exempt investments are calculated giving effect to a 21% federal tax rate.

NOTE: Certain amounts in the prior year’s financial statements may have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on results of operations or financial condition as previously reported.

GrandSouth Bancorporation and Subsidiary

Greenville, SC

Financial Highlights (Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021
	(Dollars in thousands, except per share)
Per share data:
Book value per common share (GAAP)	$18.24	$17.77	$18.24	$17.77
Tangible book value per common share, outstanding (non-GAAP) (a)	$18.10	$17.63	$18.10	$17.63
Tangible book value per share, adjusted for the conversion of Series A preferred stock (non-GAAP) (b)	$17.39	$16.93	$17.39	$16.93

Weighted average common shares outstanding, basic	5,219,863	5,141,214	5,201,524	5,158,816
Weighted average common shares outstanding, diluted	5,454,164	5,292,142	5,409,966	5,270,138
Common shares outstanding at end of period	5,225,042	5,148,681	5,225,042	5,148,681
Common shares outstanding at end of period, adjusted for conversion of Series A preferred stock	5,507,870	5,431,968	5,507,870	5,431,968

Selected performance ratios and other data:
Annualized return on average assets	1.38%	1.29%	1.31%	1.33%
Annualized return on average equity	17.69%	16.52%	16.61%	17.14%
Annualized net interest margin	4.75%	4.44%	4.56%	4.46%
Efficiency ratio	55.12%	58.81%	59.18%	58.95%
Annualized charge-offs (recoveries), net to average loans	0.24%	0.04%	0.09%	-0.02%

Book value (GAAP)	$96,497	$92,719	$96,497	$92,719
Series A preferred stock additional paid-in capital	(1,204)	(1,212)	(1,204)	(1,212)
Book value excluding Series A preferred stock	95,293	91,507	95,293	91,507
Goodwill	(737)	(737)	(737)	(737)
Common tangible book value (non-GAAP) (c)	$94,556	$90,770	$94,556	$90,770

Book value (GAAP)	$96,497	$92,719	$96,497	$92,719
Goodwill	(737)	(737)	(737)	(737)
Tangible book value, adjusted for the conversion of Series A preferred stock (non-GAAP) (d)	$95,760	$91,982	$95,760	$91,982

	As of
	September 30,	December 31,	September 30,
	2022	2021	2021
	(Dollars in thousands)
Shareholders’ equity to total assets	7.70%	8.09%	7.71%
Tier 1 risk-based capital ratio	10.62%	10.29%	10.10%

Other real estate owned	$732	$842	$1,395
Nonaccrual loans	687	1,349	1,153
Loans past due 90 days and accruing interest (e)	—	55	33
Total nonperforming assets	$1,419	$2,246	$2,581

Allowance for loan losses to loans, gross	1.47%	1.47%	1.47%

(a)	Calculated by dividing the common tangible book value by the number of common shares outstanding at the end of the period.
(b)	Calculated by dividing the tangible book value, adjusted for the conversion of Series A preferred stock on a one for one basis, by the number of common shares outstanding at the end of the period, adjusted for conversion of the Series A preferred stock.
(c)	Calculated by subtracting Series A preferred stock additional paid-in capital and goodwill from book value.
(d)	Calculated by subtracting goodwill from book value.
(e)	Amount represents the net of the loans wholly or partially guaranteed by the US Government.

NOTE: Certain amounts in the prior year’s financial statements may have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on results of operations or financial condition as previously reported.